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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported):
                                 APRIL 24, 2000



                          APPLIED DIGITAL SOLUTIONS, INC.
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               (Exact Name of Registrant as Specified in Charter)



         Missouri                      0-26020                43-1641533
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(State or Other Jurisdiction         (Commission             (IRS Employer
    of Incorporation)                File Number)         Identification No.)



         400 Royal Palm Way
             Suite 410
         Palm Beach, Florida                                   33480
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(Address of Principal Executive Offices)                     (Zip Code)


       Registrant's telephone number, including area code: (561) 366-4800



                                       N/A
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          (Former Name or Former Address; if Changed Since Last Report)



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ITEM 5.  OTHER EVENTS

         On April 25, 2000, Applied Digital Solutions, Inc., a Missouri corporation (the "Registrant"), announced that it had entered into an Agreement and Plan of Merger, dated April 24, 2000, with Digital Angel.net Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant ("Digital Angel"), and Destron Fearing Corporation, a Delaware corporation ("Destron Fearing") (the "Merger Agreement").

         Pursuant to the Merger Agreement (i) Digital Angel will merge with and into Destron Fearing (the "Merger") and Destron Fearing, as the surviving corporation, will become a wholly-owned subsidiary of the Registrant and (ii) each share of Destron Fearing common stock issued and outstanding immediately prior to the effectiveness of the Merger will be canceled and automatically converted into the right to receive .75 shares of the Registrant's common stock, $.001 par value per share, subject to adjustments as set forth in the Merger Agreement. Under the terms of the Merger Agreement, the exchange ratio would be adjusted to provide that Destron Fearing stockholders received (i) a minimum of $6.00 per share of Registrant's common stock if the average price was below $8.00 per share or (ii) a maximum of $12.00 per share of Registrant's common stock if the average price was more than $16.00 per share. If the average price of Registrant's common stock is below $6.00 per share or more than $24.00 per share, either Registrant or Destron Fearing can terminate the Merger Agreement. The "average price" is the average price per share last daily closing price of Registrant's common stock as quoted on the Nasdaq National Market during the 20 consecutive trading days preceding the fifth trading day immediately preceding the closing date/shareholder meeting date for the merger. All outstanding Destron Fearing options and warrants will be assumed by the Registrant based on the exchange ratio.

         Assuming that all of the 13,640,722 shares of Destron Fearing common stock currently issued and outstanding are exchanged for common stock of the Registrant at an assumed exchange ratio of .75, and without taking into account the exercise of options and warrants of Destron Fearing assumed by the Registrant, upon consummation of the Merger, the former Destron Fearing securityholders would own approximately 17% of the outstanding shares of the Registrant.

         The Merger Agreement is subject to, among other things, the approval and adoption by the shareholders of the Registrant and the stockholders of Destron Fearing, as well as regulatory review, including Hart-Scott-Rodino. Stockholders of Destron Fearing who hold approximately 6.25% of the issued and outstanding shares of Destron Fearing have entered into a Voting Agreement to vote their shares in favor and adoption of the Merger Agreement. The Voting Agreement is attached hereto and incorporated herein by reference.

         The Merger is intended to qualify as a tax-free reorganization for federal income tax purposes and is expected to close at the end of the second quarter of this year.

         Destron Fearing has been in the animal identification business since 1945. For over 50 years, Destron Fearing has developed, manufactured and marketed a broad range of individual animal identification products. Destron owns patents worldwide in microchip technology and is a leader in the world evolution of radio frequency animal identification.

         Under the Merger Agreement, Randolph K. Geissler, the Chief Executive Officer and President of Destron Fearing, and James P. Santelli, the Chief Financial Officer of Destron Fearing, will enter into two-year and one-year employment agreements, respectively, with the surviving corporation and continue in its ongoing management following the closing of the Merger.

         Additional information with respect to the Merger is set forth in the Merger Agreement attached as Exhibit 2.1 to this Current Report. The Registrant's common stock currently trades on the Nasdaq National Market under the symbol "ADSX."

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

                  (a)      Not applicable.

                  (b)      Not applicable.



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                  (c)      Exhibits:

                           2.1 The Agreement and Plan of Merger, dated April 24, 2000, by and among the Registrant, Digital Angel.net Inc. and Destron Fearing Corporation. The Exhibits and Disclosure Statements have been omitted for purposes of this filing.

                           10.1 Voting Agreement by and among the Registrant and certain securityholders of Destron Fearing Corporation

                           99.1 The joint press release of Registrant and Destron, dated April 25, 2000, announcing the Merger
















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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 APPLIED DIGITAL SOLUTIONS, INC.



                                 By: /s/ Richard J. Sullivan
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                                     Richard J. Sullivan, Chairman of the Board
                                     and Chief Executive Officer

April 28, 2000








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